Exhibit 17.1

From: Rick Novack
Sent: Friday, February 22, 2013 7:40 PM
To: Neil R.E. Carr
Subject: Re: Notice of Special Meeting of the Board of Directors

Neil,

Please forward a copy of the by-laws to my attention

Thanks,

Rick Novack

---------- Forwarded message ----------
From: Rick Novack
Date: Thu, Feb 14, 2013 at 9:35 PM
Subject: Buck is in violation of this Section, he owns 18% of the stock
To: Bobby Fellers

Marty should be more concerned about this requirement that is in our annual 10-k, page 43

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own beneficiary more than ten percent of our common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission Based solely upon a review of Forms 3 and 4 (furnished to the Company during the year ended September 30, 2006 and two Forms 5 (no other Forms 5 nor written representations furnished to the Company having been furnished with respect to such year) each of the current directors failed to file a Form 3 on a timely basis. Mr. Shrewsbury timely filed a Form 5 reporting the failure to file the Form 3 and 9 acquisitions that should have been reported on a Form 4 and which took place in February and March of 2008. Mr. Lipper filed a form 5 on November 14, 2008 reflecting his ownership of shares of the common stock of the Company which should have been reported on a Form 3 including 7 acquisitions that took place in November and September of 2007 prior to his becoming a director and one in March of 2008. Timely filings were made for the period ended September 30, 2012.